SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): February 10, 2005

Alpharma Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

Not Applicable
______________________________________________ (Former name or former address, if changed since last report)

Item 1.01 Entry into a Definitive Material Agreement

On February 10, 2005, Alpharma Inc. and Purepac Pharmaceutical Co. ( a subsidiary of Alpharma Inc, collectively, the "Company"), on the one hand, and Ivax Pharmaceuticals, Inc. ("Ivax"), on the other hand, entered into a Settlement Agreement pursuant to which Ivax has agreed to dismiss its litigation in the District of Columbia seeking to invalidate Alpharma's exclusivity with regard to its gabapentin tablet and capsule products. In consideration for obtaining an Order of Dismissal from the Court in this litigation, Alpharma has agreed to selectively waive its exclusivity for gabentin capsules and tablets effective as of March 23, 2005 and April 29, 2005, respectively. As a result, Ivax will be eligible to receive final FDA approval for its gabapentin capsule and tablet products on such dates and, if received, will subsequently be permitted to enter into the gabapentin capsule and tablet markets on those dates, prior to the lapse of the Company's first-to-file exclusivity period. Until the Company's selective waivers become effective, however, Ivax shall continue to be prohibited from marketing its gabapentin capsule and tablet products. If the litigation had continued, a decision in favor of Ivax could have resulted in the Company's loss of exclusivity on a date prior to the selective waiver dates.

Additionally, on February 10, 2005, Alpharma Inc. (the "Company") and Teva Pharmaceutical Industries Ltd. ("Teva") entered into a second amendment to a Selective Waiver Agreement between the parties, dated April 26, 2004, as amended on September 24, 2004 (the "Waiver Agreement") and Purepac Pharmaceutical Co, a subsidiary of the Company, and Plantex USA, Inc., a subsidiary of Teva, entered into an amendment to an Amended and Restated Supply Agreement between the parties, dated April 26, 2004, as amended on September 24, 2004 (the "Supply Agreement" and together with the Waiver Agreement, the "Original Agreements"). These amendments provide that, although the Company will receive a portion of the profit sharing payments from Teva earlier than originally contemplated in the Original Agreements, the key elements of the existing profit sharing arrangement and the litigation indemnification under the Original Agreements shall remain unchanged upon the entrance of Ivax into the market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Matthew Farrell
Name: Matthew Farrell Title: Executive Vice President and CFO

Date: February 15, 2005